Macquarie Infrastructure Company

125 West 55th Street New York, NY 10019 USA

Media Release

MACQUARIE INFRASTRUCTURE COMPANY REPORTS
THIRD QUARTER 2006 FINANCIAL RESULTS

INCREASES DISTRIBUTIONS TO SHAREHOLDERS BY 4.8 PERCENT
New York, NY – November 9, 2006 — Macquarie Infrastructure Company (NYSE: MIC), a leader in the ownership and operation of US infrastructure businesses, reported consolidated revenue and operating income for the quarter ended September 30, 2006 of $163.3 million and $13.8 million, respectively, an increase of 104 percent and 113 percent over the third quarter in 2005.
MIC also reported an increase in its key performance metric, estimated cash available for distribution (“CAD”), to $50.7 million for the nine months ended September 30, 2006. CAD increased 37 percent over the $37.1 million generated in the first nine months of 2005 on strong performance from the Company’s businesses and investments including contributions from recent acquisitions.
Based on the increase in distributable cash, on November 8 MIC’s board of directors approved a distribution to shareholders of $0.55 per share for the third quarter. Distributions will be payable on December 8, 2006 to shareholders of record December 5, 2006. Shares of MIC will trade ex-distribution on December 1, 2006.
The $0.55 distribution is a 4.8 percent increase over the current quarterly distribution. The increase is MIC’s second this year and follows a 5.0 percent increase from $0.50 to $0.525 in the second quarter. The Company anticipates declaring and paying a quarterly distribution for the quarter ending December 31, 2006 of $0.55 per share.
“MIC’s achievements in the third quarter, including our increased distribution, should provide investors with significant insight into the opportunity for increasing returns that we see in the infrastructure arena,” said Peter Stokes, Chief Executive Officer of Macquarie Infrastructure Company. “Our businesses, including those acquired earlier this year, continue to generate strong, growing levels of distributable cash, consistent with our efforts to deliver yield and growth to investors.”
CAD totaled $0.52 per share for the third quarter. The per share amount includes the effects of MIC’s successful public offering of 10.35 million new shares (including an overallotment option) after the close of the quarter. The Company now has a total of 37.56 million shares outstanding. The net proceeds of the public offering were received in two installments, on October 30 and November 7, and were used to fully repay acquisition-related debt at the Company’s MIC Inc. subsidiary. CAD per share for the quarter is net of approximately $0.20 per share of interest on the now repaid debt.
CONSOLIDATED PERFORMANCE HIGHLIGHTS
The Company’s consolidated results for the quarter were influenced by three substantial events:

o	Accounting for Derivatives — The Company was unable to apply hedge accounting treatment to its interest rate and foreign exchange derivatives in the third quarter. Consequently, all gains and losses on derivatives flow through the Company’s income statement, rather than the balance sheet. Their inclusion is a non-cash adjustment that has no net impact on the Company’s cash from operations or cash available for distribution. As noted in the Company’s press release on October 13, as expected, the non-cash gains attributed to the change in fair value of derivatives in the first and second quarters were substantially offset in the third quarter. MIC has disclosed the effects of the non-cash gains/losses on EBITDA, on a consolidated basis and with respect to its airport services, airport parking and gas production and distribution businesses in its filing on SEC Form 10-Q for the quarter.

o	Asset Sales — On August 17, the Company sold its investment in Macquarie Communications Infrastructure Group (ASX:MCG) realizing $76.45 million net of selling and currency exchange fees. The Company recorded a gain on the sale in the quarter of approximately $7.0 million. MIC also entered into agreements to sell its minority investment in South East Water and its 50 percent equity interest in the Yorkshire Link toll road during the quarter. The South East Water transaction was completed on October 3, and the Company received proceeds net of fees and expenses of $89.6 million on October 10. The Company expects to complete the sale of its interest in the Yorkshire Link before the end of February 2007 and to realize not less than $81.3 million of net proceeds.

o	Capital Raising — On October 24, the Company successfully completed a public offering of 9.0 million shares of trust stock at a price of $29.50. On November 6, the underwriters of the offering settled their exercise of an overallotment option on an additional 1.35 million shares. As a result, the Company now has 37.56 million shares outstanding. The new share balance is used in the per share calculations of earnings and CAD and will be the base on which the $0.55 per share quarterly distribution will be paid.
OPERATING BUSINESSES PERFORMANCE HIGHLIGHTS
•	Gross profit in the Company’s airport services business was $47.2 million in the quarter, an increase of 78.3 percent over the third quarter in 2005
o	Gross profit at comparable locations increased 11.6 percent, excluding acquisitions of EAR (August 2005) and Trajen (July 2006)

o	Excluding the non-cash gains/losses relating to derivatives, EBITDA increased 102 percent to $21.1 million
•	International-Matex Tank Terminals, the Company’s bulk liquid storage terminal business paid MIC a dividend distribution of $7.0 million for the third quarter
o	IMTT is expected to pay a fixed dividend to MIC of $7.0 million per quarter, or 10.9 percent annually based on $257.0 million of equity invested, through the end of 2007 beyond which time the Company will be entitled to a 50 percent share in IMTT’s cash from operations less maintenance and environmental remediation capex

o	IMTT’s gross profit and EBITDA for the quarter were $25.0 million and $19.7 million, respectively, representing increases of 26.5 percent and 27.7 percent over the third quarter of 2005
•	The Gas Company, a gas production and distribution business in Hawaii, generated gross profit of $6.1 million during its first full quarter of operations as a part of MIC
o	TGC’s gross profit for the quarter is net of $4.1 million in customer rebates — the Company had agreed to the rebates as a condition of its acquisition of TGC and has been fully reimbursed for the rebates from an escrow account established by the vendor for that purpose

o	Gross profit per thermal unit increased for the period, excluding the impact of the customer rebates

o	Excluding the effects of the non-cash gains/losses on derivatives and the customer rebates, EBITDA decreased to $6.6 million from $6.9 million in 2005 as a result of higher operating costs and a customer’s closing of a propane cogeneration unit in 2005
•	Gross profit at airport parking business increased 42.4 percent over the third quarter in 2005 and EBITDA increased by 36.4 percent
o	The increase reflects the contribution from new sites acquired in 2005 and the ongoing execution of a strategy to increase average revenue per car out

o	Excluding non-cash derivative gains and losses and non-cash “rent in excess of lease” EBITDA was $5.7 million
•	District energy gross profit declined by $540,000, or 10.1 percent, versus the third quarter in 2005 and EBITDA declined by $703,000 or 12 percent
o	The decline in gross profit reflects a slightly cooler summer, with lower demand for cooling, relative to 2005 and higher electricity costs from new contracts executed early in the year
o	Declines in consumption revenue were partially offset by expected increases in capacity revenue from inflation-based escalation of rates
ESTIMATED CASH AVAILABLE FOR DISTRIBUTION
The Company believes that its results under GAAP including certain adjustments, provides better insight into the performance of its operating businesses and its ability to service obligations and support ongoing distributions. In particular, GAAP results alone do not reflect all of the items that management considers in estimating cash available for distribution.
The table below summarizes the Company’s year-to-date cash receipts and payments, adjusted for the timing of certain dividend income and cash expenditures. MIC believes that the cash generated by its businesses and investments will be sufficient to meet its indicated distributions in 2006.
For the nine months ended September 2006, the Company’s businesses generated $37.3 million in cash from operations. The contribution from The Gas Company reflects MIC’s ownership of that business from June 7. The contribution from IMTT reflects the Company’s receipt of a $7.0 million dividend for each of the second and third quarters. Adjusting for timing of certain receipts and payments detailed below, MIC estimates year to date cash available for distribution to be $50.7 million. This represents a 37 percent increase over the $37.1 of cash available for distribution generated during the same period in 2005.

($ Millions)
Cash from operations	37.33

Additional Cash Items	14.78

Adjustments	(1.44)

Normalized Cash Available for Distribution	50.67

BUSINESS UPDATE
On October 24 the Company successfully completed a public offering of 9.0 million shares of trust stock at a price of $29.50 per share. MIC had granted the underwriters of the offering the option to purchase up to an additional 1.35 million shares to cover overallotments. The underwriters exercised the option and that portion of the offering closed on November 6. As a result, MIC has approximately 37.56 million shares issued and outstanding.
The net proceeds from the offering, including the shares issued to cover overallotments, were approximately $290.9 million. The proceeds were used to fully repay to the outstanding borrowings on the Company’s acquisition-related debt facility. MIC now has all of its $300 million revolving debt facility capacity available to fund future acquisitions.
CONFERENCE CALL AND WEB CAST
When: The Company has scheduled a conference call for 11:00 a.m. Eastern Daylight Time on November 9, 2006, to review the Company’s results.
How: To listen to the conference call, please dial +1(800) 819-9193 (domestic) or +1(913) 981-4911 (international), at least 10 minutes prior to the scheduled start time. Interested parties can also listen to the live call, which will be webcast at the Company website, www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast.
Slides: The Company has also prepared slides in support of its conference call presentation. The slides will be available for downloading from the Company website the morning of November 9, 2006, prior to the conference call. A link to the slides will be located in the “Events” section of the MIC homepage.
Replay: For interested individuals unable to join the conference call, a replay will be available through November 24, 2006, at +1(888) 203-1112 (domestic) or +1(719) 457-0820 (international), Passcode: 8075874. An online archive of the webcast will be available on the Company’s website for one year following the call.
ABOUT MACQUARIE INFRASTRUCTURE COMPANY
Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses, which provide basic, everyday services, to customers in the United States. Its businesses consist of an airport services business, an airport parking business, a district energy business, a gas production and distribution business, and a 50 percent indirect interest in a bulk liquid storage terminal business.
FORWARD LOOKING STATEMENTS
This earnings release contains forward-looking statements. We may, in some cases, use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, “potentially”, or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this presentation are subject to a number of risks and uncertainties, some of which are beyond our control including, among other things: our ability to successfully integrate and manage acquired businesses, manage growth, make and finance future acquisitions, service, comply with the terms of and refinance our debt, and implement our strategy, decisions made by persons who control our investments including the distribution of dividends, our regulatory environment, changes in air travel, automobile usage, fuel and gas prices, foreign exchange fluctuations, environmental risks and changes in U.S. federal tax law.
Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware could also cause our actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
“Macquarie Group ” refers to the Macquarie Group of companies, which comprises Macquarie Bank Limited and its worldwide subsidiaries and affiliates.

Australian banking regulations that govern the operations of Macquarie Bank Limited and all of its subsidiaries, including the Company’s manager, require the following statements. Investments in Macquarie Infrastructure Company Trust are not deposits with or other liabilities of Macquarie Bank Limited or of any Macquarie Group company and are subject to investment risk, including possible delays in repayment and loss of income and principal invested. Neither Macquarie Bank Limited nor any other member company of the Macquarie Group guarantees the performance of Macquarie Infrastructure Company Trust or the repayment of capital from Macquarie Infrastructure Company Trust. MIC-G
FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor enquiries	Media enquiries

Jay A. Davis	Alex Doughty
Investor Relations	Corporate Communications
Macquarie Infrastructure Company	Macquarie Infrastructure Company
(212) 231-1825	(212) 231-1710

MACQUARIE INFRASTRUCTURE COMPANY TRUST
CONSOLIDATED CONDENSED BALANCE SHEETS
As of September 30, 2006 and December 31, 2005
($ in thousands, except share amounts)

	September 30, 2006	December 31, 2005
	(unaudited)
Assets
Cash and cash equivalents	$37,964	$115,163
Restricted cash	727	1,332
Accounts receivable, less allowance for doubtful accounts of $1,403 and $839, respectively	57,612	21,150
Dividends receivable	7,000	2,365
Other receivables	4,448	—
Inventories	11,840	1,981
Prepaid expenses	6,968	4,701
Deferred income taxes	2,396	2,101
Income tax receivable	2,696	3,489
Other	10,990	4,394

Total current assets	142,641	156,676

Property, equipment, land and leasehold improvements, net	518,293	335,119

Restricted cash	24,567	19,437
Equipment lease receivables	41,894	43,546
Investments in unconsolidated businesses	323,206	69,358
Investment, cost	38,433	35,295
Securities, available for sale	—	68,882
Related party subordinated loan	20,741	19,866
Goodwill	503,447	281,776
Intangible assets, net	556,976	299,487
Deposits and deferred costs on acquisitions	90	14,746
Deferred financing costs, net of accumulated amortization	22,983	12,830
Fair value of derivative instruments	3,762	4,660
Other	4,783	1,620

Total assets	$2,201,816	$1,363,298

Liabilities and stockholders’ equity
Current liabilities:
Due to manager	$3,691	$2,637
Accounts payable	26,903	11,535
Accrued expenses	17,517	13,994
Current portion of notes payable and capital leases	5,026	2,647
Current portion of long-term debt	146	146
Other	8,961	3,639

Total current liabilities	62,244	34,598

	September 30, 2006	December 31, 2005
	(unaudited)
Capital leases and notes payable, net of current portion	3,674	2,864
Long-term debt, net of current portion	1,339,127	610,848
Related party long-term debt	20,689	18,247
Deferred income taxes	195,989	113,794
Fair value of derivative instruments	80	—
Other	22,245	6,342

Total liabilities	1,644,048	786,693

Minority interests	8,664	8,940

Stockholders’ equity:

Trust stock, no par value; 500,000,000 authorized; 27,212,165 shares issued and outstanding at September 30, 2006 and 27,050,745 shares issued and outstanding at December 31, 2005	546,262	583,023
Accumulated other comprehensive loss	(1,746)	(12,966)
Accumulated earnings (deficit)	4,588	(2,392)

Total stockholders’ equity	549,104	567,665

Total liabilities and stockholders’ equity	$2,201,816	$1,363,298

See accompanying notes to the condensed consolidated financial statements.

MACQUARIE INFRASTRUCTURE COMPANY TRUST
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
For the Quarters and Nine Months Ended September 30, 2006 and 2005
(Unaudited) ($ in thousands, except share and per share data)

	Quarter Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
		(restated)		(restated)
Revenues
Revenue from product sales	$105,557	$36,201	$204,691	$100,592
Service revenue	56,430	42,414	147,060	113,604
Financing and equipment lease income	1,273	1,320	3,856	3,993

Total revenue	163,260	79,935	355,607	218,189

Costs and expenses
Cost of product sales	73,326	21,568	135,370	58,371
Cost of services	26,541	22,824	70,205	59,390
Selling, general and administrative	35,107	21,451	82,806	59,737
Fees to manager	3,955	2,609	14,151	6,761
Depreciation	4,138	1,506	7,969	4,253
Amortization of intangibles	6,385	3,498	13,411	9,818

Total operating expenses	149,452	73,456	323,912	198,330

Operating income	13,808	6,479	31,695	19,859

Other income (expense)
Dividend income	3,393	116	8,395	6,300
Interest income	849	893	3,731	3,223
Interest expense	(25,801)	(8,064)	(57,068)	(23,333)
Equity in earnings and amortization charges of investees	1,734	1,954	7,302	2,468
Unrealized gain (loss) on derivative instruments	(17,066)	1,274	3,096	3,312
Gain on sale of marketable securities	7,005	—	7,005	—
Other income (expense), net	(348)	124	(421)	(530)

Net income (loss) before income taxes and minority interests	(16,426)	2,776	3,735	11,299
Income tax (benefit) expense	(6,270)	220	(3,259)	799

Net income (loss) before minority interests	(10,156)	2,556	6,994	10,500

Minority interests	(138)	(19)	14	338

Net income (loss)	$(10,018)	$2,575	$6,980	$10,162

	Quarter Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
		(restated)		(restated)
Basic income (loss) per share:	$(0.37)	$0.10	$0.26	$0.38

Weighted average number of shares of trust stock outstanding: basic	27,212,165	27,050,745	27,108,962	26,875,416

Diluted income (loss) per share:	$(0.37)	$0.09	$0.26	$0.38

Weighted average number of shares of trust stock outstanding: diluted	27,212,165	27,108,789	27,125,358	26,902,843

Cash dividends declared per share	$0.55	$0.50	$1.575	$1.0877

See accompanying notes to the condensed consolidated financial statements.

MACQUARIE INFRASTRUCTURE COMPANY TRUST
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2006 and 2005
(Unaudited) ($ in thousands)

	Nine Months Ended September 30,
	2006	2005
		(restated)
Operating activities
Net income	$6,980	$10,162

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	14,851	10,123
Amortization of intangible assets	13,411	9,818
Loss on disposal of equipment	146	16
Equity in earnings and amortization charges of investee	4,424	2,970
Gain on sale of marketable securities	(7,005)	—
Amortization of finance charges	3,849	851
Noncash derivative gain	(3,096)	(3,312)
Noncash interest expense	4,438	10
Accretion of asset retirement obligation	167	168
Deferred rent	1,811	1,742
Deferred revenue	130	93
Deferred taxes	(5,091)	—
Minority interests	14	338
Noncash compensation	708	266
Post retirement obligations	260	(70)
Accrued interest expense on subordinated debt — related party	797	757
Changes in operating assets and liabilities:
Restricted cash	4,705	—
Accounts receivable	(5,824)	(6,713)
Equipment lease receivable, net	1,422	1,256
Dividend receivable	2,365	—
Inventories	1,348	(302)
Prepaid expenses and other current assets	(1,983)	530
Accounts payable and accrued expenses	(9,758)	3,486
Income taxes payable	1,083	—
Due to manager	5,188	2,426
Other	1,986	2,078

Net cash provided by operating activities	37,326	36,693

Investing activities
Acquisition of businesses and investments, net of cash acquired	(849,090)	(109,675)
Additional costs of acquisitions	(126)	(71)
Goodwill adjustment	—	694
Deposits and deferred costs on future acquisitions	(90)	(15,429)
Proceeds from sale of marketable securities	76,996	—
Purchases of property and equipment	(11,427)	(7,502)
Proceeds received on subordinated loan	850	914

Net cash used in investing activities	(782,887)	(131,069)

Financing activities
Proceeds from long-term debt	535,000	32,000
Proceeds from line-credit facility	455,766	700
Contributions received from minority shareholders	—	1,553
Distributions paid to shareholders	(41,345)	(29,423)
Debt financing costs	(14,014)	(1,674)
Distributions paid to minority shareholders	(291)	(1,289)
Payment of long-term debt and line of credit facilities	(260,742)	(81)
Offering costs	—	(1,934)
Restricted cash	(5,130)	(551)
Payment of notes and capital lease obligations	(1,438)	(1,105)

Net cash provided (used in) by financing activities	667,806	(1,804)

Effect of exchange rate changes on cash	556	(373)

Net change in cash and cash equivalents	(77,199)	(96,553)

Cash and cash equivalents, beginning of period	115,163	140,050

Cash and cash equivalents, end of period	$37,964	$43,497

Supplemental disclosures of cash flow information:
Noncash investing and financing activities:

Accrued purchases of property and equipment	$224	$—

Accrued deposits and deferred costs on acquisitions and equity offerings	$368	$—

Acquisition of property through capital leases	$2,180	$1,699

Issuance of trust stock to manager for payment of March 2006 and December 2004 performance fees, respectively	$4,134	$12,088

Issuance of trust stock to independent directors	$450	$191

Income taxes paid	$1,075	$2,060

Interest paid	$46,987	$21,757

See accompanying notes to the condensed consolidated financial statements.

MACQUARIE INFRASTRUCTURE COMPANY TRUST
RECONCILIATION OF NET INCOME TO EBITDA
For the Quarter and Nine Months Ended September 30, 2006 and 2005
(Unaudited)
($ in thousands)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2006	2005	Change		2006	2005	Change
		(restated)				(restated)
	$	$	$	%	$	$	$	%

Net income	(10,018)	2,575	(12,593)	(489.0)	6,980	10,162	(3,182)	(31.3)
Interest expense, net	24,952	7,171	17,781	248.0	53,337	20,110	33,227	165.2
Income taxes	(6,270)	220	(6,490)	(2,950.0)	(3,259)	799	(4,058)	(507.9)
Depreciation (1)	6,562	3,491	3,071	88.0	14,852	10,122	4,730	46.7
Amortization (2)	6,385	3,498	2,887	82.5	13,411	9,818	3,593	36.6

EBITDA (3)	21,611	16,955	4,656	27.5	85,321	51,011	34,310	67.3

(1)	Includes depreciation expense of $996,000, $555,000, $2.6 million and $1.6 million for the airport parking business for the quarters ended September 30, 2006 and 2005 and the nine month periods ended on the same dates, respectively, and $1.4 million, $1.4 million, $4.3 million and $4.3 million for the district energy business for the quarters ended September 30, 2006 and 2005 and the nine month periods ended on the same dates, respectively, which are included in the cost of services on our consolidated condensed income statement. Does not include $1.7 million and $2.9 million of depreciation expense related to our 50 percent investment in IMTT for the quarter and nine months ended September 30, 2006, respectively.

(2)	Does not include $998,000, $1.2 million, $2.9 million and $2.4 million of amortization expense related to intangible assets in connection with our investment in the toll road business for the quarters ended September 30, 2006 and 2005 and the nine month periods ended on the same dates, respectively, and $283,000 and $472,000 of amortization expense related to intangible assets of IMTT for the quarter and nine months ended September 30, 2006, respectively.

(3)	Includes non-cash unrealized gains (losses) on derivative instruments. Excluding these items, EBITDA would have been $38.7 million in the third quarter of 2006, or a 147.7 percent increase over 2005, and $82.2 million for the nine months ended September 30, 2006, or a 72.4 percent increase over 2005.
/ENDS/